Exhibit 10.1

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (this “First Amendment”) is made and entered into as of the 13th day of November, 2014 (the “First Amendment Effective Date”), by and between BRITANNIA BIOTECH GATEWAY LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and FIVE PRIME THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant entered into that certain Lease dated March 22, 2010 (the “Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord those certain premises consisting of 69,492 rentable square feet (the “Existing Premises”) located on the first (1st) and second (2nd) floors of that certain building located at Two Corporate Drive, South San Francisco, California (the “Building”).

B. Tenant desires to expand the Existing Premises to include that certain space consisting of 11,743 rentable square feet of space located on the first (1st) floor of the Building (the “Expansion Premises”), as delineated on Exhibit A attached hereto and made a part hereof, and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this First Amendment.

2. Modification of Premises. Effective as of March 1, 2015 (the “Expansion Commencement Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises; provided, however, that the Expansion Commencement Date shall be extended on a day-for-day basis for each day after January 1, 2015 that the existing tenant of the Expansion Premises (the “Existing Tenant”) fails to complete the full surrender and vacation of the Expansion Premises until such day as the Existing Tenant surrenders and vacates the Expansion Premises to Landlord (such full surrender and vacation to include the removal of all furniture and personal property and delivery to Tenant of copies of environmental decommissioning and sign-off letters from all relevant state and local environmental agencies) (the “Vacation Date”). Consequently, effective upon the Expansion Commencement Date, the Expansion Premises shall be added to the Existing Premises. The Existing Premises and the Expansion Premises may hereinafter collectively be referred to as the “Premises”. Landlord and Tenant hereby acknowledge that such addition of the Expansion Premises to the Existing

Premises shall, effective as of the Expansion Commencement Date, result in Premises equal to 81,235 rentable square feet, and the Premises shall comprise the entirety of the Building. Landlord anticipates that the Vacation Date shall occur on or before January 1, 2015. Landlord shall have no liability to Tenant for any damages resulting from any delay in the Vacation Date as a result of Existing Tenant’s failure to vacate and surrender the Expansion Premises or any part thereof, provided that if Landlord has not delivered possession of the Expansion Premises to Tenant free and clear of the Existing Tenant on or before March 1, 2015, Tenant shall have the right to terminate this First Amendment by written notice (the “Termination Notice”) to Landlord on or before March 15, 2015; provided further, that if Tenant delivers a Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the termination of this First Amendment until April 1, 2015 by delivering written notice to Tenant, within ten (10) days following Landlord’s receipt of the Termination Notice, that, in Landlord’s reasonable, good faith judgment, the Existing Tenant will vacate and surrender the Expansion Premises to Landlord on or before April 1, 2015 (the “Termination Extension Notice”). If the Existing Tenant vacates and surrenders the Expansion Premises to Landlord on or before April 1, 2015, then the Termination Notice shall be of no force or effect, but if such vacation and surrender does not occur on or before April 1, 2015, then this First Amendment shall terminate on April 1, 2015.

3. Lease Term.

3.1. Expansion Term. The term of Tenant’s lease of the Expansion Premises (the “Expansion Term”) shall commence on the Expansion Commencement Date and shall expire coterminously with Tenant’s lease of the Existing Premises on the Termination Date (i.e., December 31, 2017), unless sooner terminated as provided in the Lease, as hereby amended.

3.2. Construction Period. Tenant shall have the right to occupy all or any portion of the Expansion Premises following the Vacation Date and continuing until the date of the “Substantial Completion” (as defined in the Tenant Work Letter) of the Tenant Improvements (the “Construction Period”) for the limited purpose of the construction of the “Tenant Improvements” as that term is defined in Section 2.1 of the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”), installation of Tenant’s cabling, furniture, fixtures, security system and equipment, as well as general preparation work which will enable Tenant to commence conducting its business in the Expansion Premises. Other than (i) Tenant’s obligation to pay Minimum Monthly Rental, and (ii) Tenant’s right to use the Premises for the permitted use set forth in Section 9.1 of the Lease (as opposed to the installation and preparation work identified above), all of the terms and conditions of the Lease shall apply during the Construction Period, specifically including Tenant’s obligation to pay the cost of supplying all utilities during the Construction Period. Landlord anticipates that the Vacation Date will occur on or before January 1, 2015. Except for Tenant’s right to terminate as set forth in Section 2 above, Landlord shall have no liability to Tenant for any damages resulting from any delay in delivering possession of such occupied and leased Expansion Premises to Tenant on any particular date as a result of Existing Tenant’s failure to vacate and surrender the Expansion Premises or any part thereof.

3.3. Beneficial Occupancy Period. In the event the Tenant Improvements to be constructed in the Expansion Premises are Substantially Complete prior to the Expansion

Commencement Date, Tenant will be permitted to occupy the Expansion Premises and commence and continue its business operations from the Expansion Premises from the date of substantial completion until such Expansion Commencement Date (the “Beneficial Occupancy Period”), provided that prior to such occupancy (A) Landlord shall be in receipt of a certificate of insurance in compliance with the Lease, and (B) to the extent the same is required by the city in which the Building is located, a temporary certificate of occupancy (or its equivalent, e.g., a final approval by the building inspector) shall have been issued by the appropriate governmental authorities for the Expansion Premises. Other than Tenant’s obligation to pay Minimum Monthly Rental, all of the terms and conditions of the Lease shall apply during any Beneficial Occupancy Period, specifically including Tenant’s obligation to pay the cost of supplying all utilities during the Beneficial Occupancy Period.

4. Minimum Monthly Rental.

4.1. Existing Premises. Notwithstanding anything to the contrary in the Lease Tenant shall continue to pay Minimum Monthly Rental for the Existing Premises in accordance with the terms of the Lease throughout the term of the Lease.

4.2. Expansion Premises. Commencing on the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall pay to Landlord Minimum Monthly Rental for the Expansion Premises as follows:

Period During Expansion Term	Annualized Minimum Monthly Rental	Minimum Monthly Rental	Monthly Rental Rate per Rentable Square Foot
Expansion Commencement Date – December 31, 2015	$472,068.60	$39,339.05	$3.35
January 1, 2016 – December 31, 2016	$486,160.20	$40,513.35	$3.45
January 1, 2017 – December 31, 2017	$500,251.80	$41,687.65	$3.55

*	Note: Tenant shall have no obligation to pay any Minimum Monthly Rental for the Expansion Premises attributable to the period commencing on the first day of the first (1st) full calendar month of the Expansion Term and ending on the last day of the second full calendar month of the Expansion Term (the “Minimum Monthly Rental Abatement Period”), therefore, Tenant’s obligation to pay the Minimum Monthly Rental for the Expansion Premises commences on the first day of the third (3rd) full calendar month of the Expansion Term. Notwithstanding such rental abatement, Tenant shall be required to pay Tenant’s Operating Cost Share of Operating Expenses as well as for all utilities and other services during the Minimum Monthly Rental Abatement Period.

On or before the Expansion Commencement Date, Tenant shall pay to Landlord the Minimum Monthly Rental payable for the Expansion Premises for the first full calendar month of the Expansion Term.

5. Tenant’s Operating Cost Share of Operating Expenses. Prior to the Expansion Commencement Date, Tenant shall continue to pay Tenant’s Operating Cost Share of Operating Expenses in connection with the Existing Premises in accordance with the terms of the Lease. Commencing on the Expansion Commencement Date, Tenant shall also pay Tenant’s Operating Cost Share of Operating Expenses in connection with the Expansion Premises in accordance with the terms of the Lease, provided that with respect to the calculation of Tenant’s Operating Cost Share of Operating Expenses in connection with the entire Premises (i.e., the Existing Premises and the Expansion Premises) from and after the Expansion Commencement Date, Tenant’s Operating Cost Share shall equal 100%.

6. Expansion Improvements. Except as specifically set forth in the Tenant Work Letter, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises, and Tenant shall accept the Expansion Premises in its presently existing, “as-is” condition, provided, that Landlord shall provide to Tenant all inspection reports, closure documents and sign-offs from governmental authorities in its possession regarding environmental conditions related to the Expansion Premises and Tenant shall not be responsible for any pre-existing environmental conditions. Tenant shall construct the improvements in the Expansion Premises pursuant to the terms of the Tenant Work Letter. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project, Building and Premises have not undergone inspection by a Certified Access Specialist (CASp). Landlord acknowledges that Landlord’s disclosure in the preceding sentence does not limit its obligations under the Lease or this First Amendment with respect to ADA compliance on the exterior of the Building (unless specifically caused by Tenant’s interior design or Tenant’s relocation of existing entrances for required egress from the Building).

7. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than CBRE, Inc. and Kidder Mathews (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Landlord shall pay the Brokers per a separate commission agreement. Each party agrees to indemnify and defend the other party against and hold the other party harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 7 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

8. No Mortgage. Landlord represents and warrants that, on the date of this First Amendment, the Building is not subject to deed of trust or other hypothecation for security.

9. Securities Law Filings and Disclosure. Landlord acknowledges that Tenant will file a Current Report on Form 8-K (the “Current Report”) with the Securities and Exchange Commission (the “SEC”) within four (4) business days of the full execution and delivery of this First Amendment, which Current Report shall include a description of the terms and conditions of this First Amendment and attach this First Amendment as an exhibit to the Current Report. Landlord further acknowledges that Tenant will not seek confidential treatment of any of the terms and conditions of this First Amendment notwithstanding Section 17.20(c) of the Lease. Landlord hereby consents to Tenant’s filing of such Current Report with the SEC and waives any obligation of Tenant to seek confidential treatment of any of the terms and conditions of this First Amendment.

10. No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

“LANDLORD”			“TENANT”

BRITANNIA BIOTECH GATEWAY LIMITED PARTNERSHIP,			FIVE PRIME THERAPEUTICS, INC., a Delaware corporation
a Delaware limited partnership

By:	HCP Biotech Gateway Incorporated,		By:	/s/ Marc Belsky
Its General Partner
				Its:	SVP & CFO

	By:	/s/ Jonathan M. Bergschneider	By:
Jonathan M. Bergschneider
Executive Vice President
Its:

EXHIBIT A

OUTLINE OF EXPANSION PREMISES

[ATTACHED]

EXHIBIT A

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the initial improvement of the Expansion Premises for Tenant following the date of this First Amendment. This Tenant Work Letter is essentially organized chronologically and addresses the issues of construction, in sequence, as such issues will arise during construction in the Expansion Premises.

SECTION 1

CONDITION OF EXPANSION PREMISES

Tenant shall accept the Expansion Premises in their existing, “as-is” condition on the date of delivery thereof to Tenant; provided that Landlord shall be responsible to cause the exterior of the Building to be in compliance with applicable ADA requirements to the extent required to allow the legal occupancy of the Premises for the permitted use (unless specifically caused by Tenant’s interior design or Tenant’s relocation of existing entrances for required egress from the Building), and Tenant shall not be responsible for any pre-existing environmental conditions. Except for the payment of the Tenant Improvement Allowance as provided in Section 2, below, Landlord shall have no obligation to make or pay for any improvements to the Expansion Premises.

SECTION 2

TENANT IMPROVEMENTS

2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the “Tenant Improvement Allowance”) in the amount of $211,374.00 (i.e., $18.00 per rentable square foot of the Expansion Premises) for the costs relating to the initial design and construction of Tenant’s improvements, which are permanently affixed to the Expansion Premises or which are “Tenant Improvement Allowance Items,” as that term is defined in Section 2.2.1, below (collectively, the “Tenant Improvements”). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter or otherwise in connection with Tenant’s construction of the Tenant Improvements or any Tenant Improvement Allowance Items, as defined below, in a total amount which exceeds the sum of the Tenant Improvement Allowance. All Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease; provided, however, Landlord may, by written notice to Tenant given concurrently with Landlord’s approval of the “Final Working Drawings”, as that term is defined in Section 3.3, below, require Tenant, prior to the end of the Lease Term, or given following any earlier termination of the Lease, at Tenant’s expense, to remove any Tenant Improvements and to repair any damage to the Expansion Premises and Building caused by such removal and return the affected portion of the Expansion Premises to a Building standard general office condition. Any portion of the Tenant Improvement Allowance that is not disbursed or allocated for disbursement by the date which is twelve (12) months following the First Amendment Effective Date, shall revert to Landlord and Tenant shall have no further rights with respect thereto.

EXHIBIT B

2.2 Disbursement of the Tenant Improvement Allowance.

2.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Tenant Improvement Allowance Items”):

2.2.1.1 Payment of all reasonable fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, project management fees, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.2 of this Tenant Work Letter;

2.2.1.2 The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3 The payment for all demolition and removal of existing improvements in the Expansion Premises;

2.2.1.4 The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, costs incurred for removal of existing fixtures or equipment in the Expansion Premises, hoisting and trash removal costs, costs to purchase and install in the Expansion Premises equipment customarily incorporated into laboratory improvements or laboratory utility systems, including, without limitation, UPS, DI Systems, boilers, air compressors, glass/cage washers and autoclaves, painting, and contractors’ fees and general conditions;

2.2.1.5 The cost of any changes in the Base Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.6 The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the “Code”);

2.2.1.7 Sales and use taxes;

2.2.1.8 Subject to Section 2.2, above, all other actual out-of-pocket costs expended by Landlord in connection with the construction of the Tenant Improvements, including, without limitation, costs expended by Landlord pursuant to Section 4.1.1 of this Tenant Work Letter, below.

2.2.2 Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

2.2.2.1 Monthly Disbursements. On or before the fifth (5th) day of each calendar month, during the design and construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for reimbursement of amounts paid to the “Contractor,” as that term is defined in Section 4.1.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the

EXHIBIT B

schedule, by trade, of percentage of completion of the Tenant Improvements in the Expansion Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials for the Expansion Premises; (iii) executed mechanic’s lien releases, as applicable, from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d); and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Within forty-five (45) days thereafter, Landlord shall deliver a check to Tenant made payable to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant as set forth in this Section 2.2.3.1, above (or, subject to the terms of Section 4.2.1, below, a percentage thereof), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.5 below, or due to any substandard work. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2.2 Final Deliveries. Following the completion of construction of the Tenant Improvements, Tenant shall deliver to Landlord properly executed final mechanic’s lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4) from all of Tenant’s Agents, and a certificate certifying that the construction of the Tenant Improvements in the Expansion Premises has been substantially completed. Tenant shall record a valid Notice of Completion in accordance with the requirements of Section 4.3 of this Tenant Work Letter.

2.2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance have been made available shall be deemed Landlord’s property under the terms of the Lease.

2.4 Building Standards. The quality of Tenant Improvements shall be in keeping with the existing improvements in the Expansion Premises.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect. Tenant shall retain an architect/space planner (the “Architect”) approved in advance by Landlord (which approval shall not be unreasonably withheld) to prepare the Final Space Plan and Final Working Drawings as provided in Section 3.2 and 3.3, below. Tenant shall retain the engineering consultants or design/build subcontractors designated by Tenant and reasonably approved in advance by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Expansion Premises, which work is not part of the Base Building. At Tenant’s election, the “Contractor” (as that term is defined in Section 4.1 of this Tenant Work Letter) may provide design-build services

EXHIBIT B

from qualified mechanical, electrical, plumbing, HVAC, lifesafety and fire protection contractors approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed, provided that it shall be deemed reasonable for Landlord to withhold approval for any contractor that is not union labor in compliance with the then existing master labor agreements) for the preparation of plans and engineering working drawings related to the Tenant Improvements, in lieu of the Architect and Engineers, provided, that Landlord pre-approves (to the extent that the following are union labor in compliance with the then existing master labor agreements) the following: RC Benson & Sons, Inc. (general contractor), Palmer Electric, Bellanti Plumbing, Western Allied (HVAC), and Walschon Fire Protection. All such plans and drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord’s reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of any plans or drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters.

3.2 Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Expansion Premises before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, labs, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Expansion Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.

3.3 Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, Title 24 calculations, electrical requirements and special electrical receptacle requirements for the Expansion Premises, to enable the Engineers and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Expansion Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is sufficiently complete to allow all of Tenant’s Agents to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval, which shall not be unreasonably withheld, conditioned, or delayed. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within ten (10) business days after Landlord’s receipt of the Final Working Drawings for the Expansion Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Working Drawings to be revised in accordance with such review and any disapproval of Landlord in connection therewith.

EXHIBIT B

3.5 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Expansion Premises by Tenant. Concurrently with Tenant’s delivery of the Final Working Drawings to Landlord for Landlord’s approval, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Expansion Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Tenant’s Selection of Contractors.

4.1.1 The Contractor; Landlord’s Project Manager. Tenant shall retain a licensed general contractor, approved in advance by Landlord, to construct the Tenant Improvements (“Contractor”). Landlord’s approval of the Contractor shall not be unreasonably withheld. Landlord shall retain Project Management Advisors, Inc. (“PMA”) as a third party project manager for construction oversight of the Tenant Improvements on behalf of Landlord, and Tenant shall pay a fee to Landlord with respect to the PMA services equal to $3,835.00 per month (but in no event less than $16,910.00), provided that such fee shall only be payable during periods of active design and construction and not before work begins or between projects.

4.1.2 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. The subcontractors used by Tenant, but not any laborers, materialmen, and suppliers, must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed; provided, however, Landlord may nevertheless designate and require the use of particular mechanical, engineering, plumbing, fire life-safety and other Base Building subcontractors. If Landlord does not approve any of Tenant’s proposed subcontractors, Tenant shall submit other proposed subcontractors for Landlord’s written approval. Tenant agrees that Tenant’s Agents retained directly by Tenant shall all be union labor in compliance with the then existing master labor agreements.

4.1.3 Union Labor Requirement. Tenant shall comply with the union labor requirement set forth in Section 17.24 of the Lease in connection with all construction of the Tenant Improvements under this Tenant Work Letter.

4.2 Construction of Tenant Improvements by Tenant’s Agents.

4.2.1 Construction Contract; Cost Budget. Tenant shall engage the Contractor under a commercially reasonable and customary construction contract, reasonably approved by Landlord (collectively, the “Contract”). Prior to the commencement of the

EXHIBIT B

construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.10, above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the estimated total costs of the work of the Tenant Improvement project (the “Final Budget”). Prior to the commencement of construction of the Tenant Improvements, Tenant shall supply Landlord with cash in an amount (the “Over-Allowance Amount”) equal to the difference between the amount of the Final Costs and the amount of the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements). The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any of the then remaining portion of the Tenant Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Tenant Improvement Allowance. In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Tenant Improvements shall change, Tenant shall make payments for such additional costs out of its own funds, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1 (i), (ii), (iii) and (iv) of this Tenant Work Letter, above, for Landlord’s approval, prior to Tenant paying such costs. All Tenant Improvements paid for by the Over-Allowance Amount shall be deemed Landlord’s property under the terms of the Lease.

4.2.2 Tenant’s Agents.

4.2.2.1 Compliance with Drawings and Schedule. Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; and (ii) Tenant’s Agents shall submit schedules of all work relating to the Tenant’s Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule.

4.2.2.2 Indemnity. Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Expansion Premises. The foregoing indemnity shall not apply to claims caused by the gross negligence or willful misconduct of Landlord, its member partners, shareholders, officers, directors, agents, employees, and/or contractors.

4.2.2.2 Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of substantial completion of the work under the

EXHIBIT B

Contract (“Substantial Completion”). Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after Substantial Completion. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.4 Insurance Requirements.

4.2.2.4.1 General Coverages. All of Tenant’s Agents shall carry the following insurance provided by insurers with an A.M. Best rating of A- VIII or better: (1) worker’s compensation insurance covering all of their respective employees with a waiver of subrogation in favor of Landlord and Landlord’s Representative, and (2) commercial general liability insurance, including contractual and products/completed operations coverage with a limit not less than $1,000,000 per occurrence/$2,000,000 aggregate Tenant shall require the Agents’ commercial general liability insurance policies name Landlord and Landlord’s property manager and Landlord’s Representative as additional insureds with respect to the work being done under this agreement.

4.2.2.4.2 Special Coverages. While the total cost of the work to be done is $100,000 or more, Tenant shall carry “Builder’s All Risk” insurance covering the construction of the Tenant Improvements in an amount equal to the total of the hard and soft costs of such work, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof.

4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site. Should any policies expire during the time work is being done under this agreement, a renewal certificate shall be delivered to Landlord prior to the expiration date on such policy. All such policies of insurance must contain a provision that the company writing said policy will endeavor to give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord,. All policies carried under this Section 4.2.2.4, except workers compensation, shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents, and “Landlord’s Representative”, as that term is defined below. All insurance maintained by Tenant’s Agents

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shall preclude subrogation claims by the insurer against anyone insured thereunder. All such insurance required of Tenant and its Agents shall provide that it is primary insurance as respects Landlord and Landlord’s Representative and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter. Following the occurrence of an event of default, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Tenant Improvements and naming Landlord as a co-obligee.

4.2.2 Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) all state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times until Substantial Completion and thereafter in order to complete any punch-list items, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord reasonably disapprove any portion of the Tenant Improvements, on the grounds that the construction is defective or fails to comply with the Approved Working Drawings, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any such defects or deviations shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists that might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord reasonably deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s reasonable satisfaction.

4.2.5 Meetings. Commencing upon the execution of this First Amendment, Tenant shall hold periodic meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

4.3 Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a valid Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any

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successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (x) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (y) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (z) to deliver to Landlord two (2) sets of copies of such record set of drawings (hard copy and CAD files) within ninety (90) days following issuance of a certificate of occupancy for the Expansion Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Expansion Premises. Within fifteen (15) days after request by Tenant following the Substantial Completion of the Tenant Improvements, Landlord will acknowledge its approval of the Tenant Improvements (provided that such approval has been granted) by placing its signature on a Contractor’s Certificate of Substantial Completion fully executed by the Architect, Contractor and Tenant. Landlord’s approval shall not create any contingent liabilities for Landlord with respect to any latent quality, design, Code compliance or other like matters that may arise subsequent to Landlord’s approval.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Representative. Tenant has designated Marc Belsky, Senior Vice President and Chief Financial Officer, as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who shall each have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2 Landlord’s Representative. Landlord has designated Project Management Advisors, Inc., as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3 Time is of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Tenant Work Letter, if any default by Tenant under the Lease or this Tenant Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the substantial completion of the Tenant Improvements and such default remains uncured ten (10) days following Landlord’s notice of such default to Tenant in the case of monetary defaults or, such default remains uncured thirty (30) days following Landlord’s notice of such default to Tenant in the case of non-monetary defaults, then in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may, without any liability whatsoever, cause

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the cessation of construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the substantial completion of the Tenant Improvements and any costs occasioned thereby).

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